Date: December 21, 2020 Dear Elizabeth Carducci, It is our great pleasure to congratulate you on your promotion to EVP, Chief Revenue Officer. As a result of your promotion, the following terms and conditions of your employment will be modified as follows: 1. Job Title & Manager. Effective December 14, 2020 your job title will be Chief Revenue Officer. You will continue to report to Leslie Stretch, Chief Executive Officer. 2. Compensation. Effective December 14, 2020 a. Base Salary. Your annual base salary will be $350,000 USD. Your annual salary, less payroll deductions and all required withholdings, will be paid twice monthly according to Medallia’s normal payroll cycle. b. Variable Compensation. You will be eligible for commission under the Company's sales compensation plan (the "Sales Compensation Plan") in effect at the time a sale is completed. Your total annual on-target compensation (including commission and salary) shall be $ 700,000 USD, assuming 100% achievement to sales quota during the year. Any payments, rights or entitlements under the Sales Compensation Plan will be governed by the terms of the formal plan documents or policies. The Sales Compensation Plan is subject to change on an annual basis. Your rights on termination of employment with respect to commissions will be governed by the termination provisions of the Sales Compensation Plan. The granting of a payment in any given year or during several years will not create a precedent for any subsequent years. All remuneration paid to you will be less any applicable deductions and/or withholdings, as required by law. 3. Equity. As a result of your promotion, Medallia recommended to its Board of Directors, or applicable subcommittee, that you be awarded a target value of $3,000,000 USD in Medallia, Inc. restricted stock units (RSUs) under Medallia, Inc.'s current Equity Incentive Plan (“the Plan”). The grant was approved and subject to your continued employment, the award will vest over three years. Any approved award of RSUs shall be issued and governed pursuant to the terms and conditions of the Plan, the grant notices and the award agreements. Applicable grant agreements and plan documents will be provided to you accordingly.

With the exception of the foregoing, the terms and conditions of your employment remain unchanged. If you have any questions, please do not hesitate to contact me. Congratulations again and thank you for your contributions to Medallia! Sincerely, _________________________________ Mary Ainsworth EVP, Chief People Officer _________________________________ Elizabeth Carducci _________________________________ Date 12/28/2020